Exhibit 4.7
AMENDED AND RESTATED
PROMISSORY NOTE

$34,000,000.00	Bentonville, Arkansas
August 7, 2006

     FOR VALUE RECEIVED, FIRST SOLAR, INC. (“Maker”), promises to pay to the order of the ESTATE OF JOHN T. WALTON, deceased (“Payee”), at such place as the holder of this Note may from time to time designate, the principal sum of THIRTY FOUR MILLION AND NO/100 DOLLARS ($34,000,000.00), or so much thereof as may be advanced, together with per annum interest thereon until maturity from the date or dates of disbursement of advances made or to be made hereunder on the outstanding balance thereof, at a variable rate which is equal to the lesser of (i) Wall Street Prime (presently eight and one-quarter percent (8.25%) per annum), or (ii) the highest lawful rate of interest for loans of the type evidenced hereby. The term “Wall Street Prime” shall mean the commercial prime lending rate published in The Wall Street Journal from time to time. Subject only to such highest lawful rate limitation, such rate shall fluctuate from day to day according to any and every change in the Wall Street Prime without any action by or notice to any party. Use of said Wall Street Prime rate is not to be construed as a warranty or representation that such prime rate is more favorable than another rate or index, that rates on other loans or credit facilities may not be based on other indices, or that rates on loans to others may not be made below such prime rate. Interest shall be calculated on the basis of a 365-day year. All payments hereunder shall be payable in lawful money of the United States which shall be legal tender for public and private debts at the time of payment. All past due principal and interest shall bear interest at the maximum rate permitted by applicable law to be charged for past due principal and interest. This Amended and Restated Promissory Note is made effective as of July 18, 2006 and is in amendment and restatement, but not extinguishment, of that certain Promissory Note dated as of July 18, 2006, executed by Maker and payable to the order of Payee in the original principal amount of $34,000,000.00. Said sums shall be due and payable as follows:
     All principal and accrued, unpaid interest shall be due and payable at maturity which shall be upon the earlier of (i) January 18, 2008, which is eighteen (18) calendar months from the date of the original Promissory Note on July 18, 2006, or (ii) ten (10) days following the date of the occurrence of the first sale of shares of stock of Maker to the public that is effected pursuant to a registration statement filed under the Securities Act of 1933. Prior to such maturity, interest only shall be paid in monthly installments beginning August 1, 2006, and on the same day of each succeeding month thereafter until such maturity, at which time the entire principal balance, together with all accrued and unpaid interest thereon, shall be due and payable.
     If this obligation, after default, is placed in the hands of an attorney for collection, Maker, guarantor, and all other persons now or hereafter liable hereon will be obligated to pay the holder hereof an additional sum, as a reasonable attorney’s fee, not to exceed Ten Percent (10%) of the unpaid principal plus all accrued interest. This clause is intended to be in compliance with Ark. Code Ann. § 4-56-101.

Promissory Note

     Payee may disburse the principal of the Note to Maker in one or more advances from time to time, so long as the principal balance outstanding never at any time exceeds the principal sum first above mentioned, and Maker reserves the privilege to prepay all or any part of the indebtedness evidenced by this Note at any time without premium or penalty.
     Whenever used herein, the words “Maker” and “Payee” shall be deemed to include their respective heirs, personal representatives, successors, and assigns.
     Maker, endorsers, sureties, guarantors, and assignors of this Note severally waive demand, presentment for payment, protest, and notice of protest, and nonpayment, and agree and consent that the time for its payment may be extended, or said Note renewed from time to time and for any term or terms by agreement between the holder and any of them without notice and that after such extension or extension, renewal, or renewals, the liabilities of all parties shall remain as if no extension or renewal had been effected.
     Maker represents and warrants to Payee that: (i) Maker has authority to execute and deliver the Note; (ii) Maker’s execution, delivery, and performance of the Note does not and will not (A) contravene or violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect and applicable to Maker or any property of Maker, or (B) result in a breach of or constitute a default (with or without the notice, time lapse, or both) under any document by which Maker or any property of Maker is bound; (iii) Maker has obtained all necessary consents and approvals to and for the execution and delivery of the Note, and no other authorization, consent, approval, license, order, or exemption of, or filing or registration with, any domestic or foreign court or governmental department, commission, board, bureau, agency, or instrumentality is or will be necessary to the valid execution, delivery, or performance by Maker of this Note; (iv) this Note constitutes Maker’s legal, valid, and binding obligations, enforceable in accordance with its terms; (v) Maker is now in a solvent condition, and no bankruptcy or insolvency proceedings are pending or contemplated by or against Maker; (vi) no part of the proceeds of the Principal Debt has been or will be used to acquire all or any substantial part of the assets or equity securities of any entity; (vii) each report, statement, certificate, schedule, and other information furnished by or on behalf of Maker to Payee in connection with this Note is correct and complete and does not omit to state any fact necessary to make the information contained in it not misleading; (viii) the financial statements of Maker heretofore delivered to Payee fairly present Maker’s financial condition, respectively, including all material contingent liabilities as of the date or dates thereof, and there has been no material adverse change in the financial condition or operations of Maker since the date thereof; and (ix) no part of the proceeds of this Note has been or will be used to purchase or carry, directly or indirectly, any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such “margin stock” in a manner which would, in either case, involve Payee in a violation of Regulation U.
     Payee’s failure to exercise any option or any other right under this Note is not a waiver of that right or option, and will not bar Payee’s exercise of any options or rights at a later date. All rights and remedies of Payee are cumulative and may be pursued singly, successively or together, at Payee’s option. Payee’s acceptance of any partial payment is not a waiver of any default or of any of Payee’s rights under this Note. Any waiver of Payee’s rights and any

Promissory Note

modification of this Note must be in writing and duly signed on behalf of Payee; any such waiver shall apply only to the specific instance involved, and will not impair the rights of Payee or the obligations of Maker or any Guarantor to Payee in any other respect or at any other time.
     Maker agrees that this Note shall be deemed to have been made in the State of Arkansas at Payee’s address indicated at the beginning of this Note and shall be governed by, and construed in accordance with, the laws of the State of Arkansas and is performable in the City and County of Arkansas indicated at the beginning of this Note. In any litigation in connection with or to enforce this Note or any indorsement or any documents executed in connection therewith, Maker irrevocably consents to and confers personal jurisdiction on the courts of the State of Arkansas or the United States courts located within the State of Arkansas. Nothing contained herein shall, however, prevent Payee from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law.
     THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

FIRST SOLAR, INC.

BY:	/s/ Jens Meyerhoff

NAME:	Jens Meyerhoff

TITLE:	CFO

ATTEST:	/s/ Kenneth Schultz

NAME:	Kenneth Schultz

TITLE:	Vice President